Filed Pursuant to Rule 424(b)(3)

Registration No. 333-189568

PROSPECTUS ADDENDUM

(To Prospectus dated June 25, 2013)

THE BANK OF NEW YORK MELLON CORPORATION

Debt Securities

The specific terms of the offered debt securities are provided in the accompanying prospectus supplement and, if applicable, the accompanying pricing supplement. The supplement(s) should be read together with the accompanying prospectus dated June 25, 2013, of The Bank of New York Mellon Corporation (the “Company”). When you read the supplement with the specific terms of the offered debt securities, please note that all references in the supplement to the prospectuses of the Company dated June 28, 2010, and July 2, 2007, the prospectuses of The Bank of New York Company, Inc., a predecessor of the Company, dated June 5, 2006, August 10, 2004, June 10, 2002, June 18, 2001, February 4, 1999, and October 19, 1995, or the prospectuses of Mellon Funding Corporation, a subsidiary of the Company, and Mellon Financial Corporation, a predecessor of the Company, dated July 21, 2006, August 21, 2003, and April 17, 2000, or to any sections of those documents, should refer instead to the accompanying prospectus dated June 25, 2013, or to the corresponding section of that accompanying prospectus, unless the context otherwise requires with respect to the terms of the particular offered debt securities.

The accompanying prospectus dated June 25, 2013, supersedes the prospectuses of the Company dated June 28, 2010, and July 2, 2007, the prospectuses of The Bank of New York Company, Inc. dated June 5, 2006, August 10, 2004, June 10, 2002, June 18, 2001, February 4, 1999, and October 19, 1995, and the prospectuses of Mellon Funding Corporation and Mellon Financial Corporation dated July 21, 2006, August 21, 2003, and April 17, 2000.

The Company, BNY Mellon Capital Markets, LLC or any other affiliate controlled by the Company may use this prospectus addendum in connection with offers and sales of the debt securities in market-making transactions.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

BNY Mellon Capital Markets, LLC

Prospectus Addendum dated June 25, 2013